Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2009 THIRD QUARTER RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on Thursday, October 29, 2009 at 4:30 pm (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through November 29, 2009. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, October 29, 2009 — (BHS: NYSE) Brookfield Homes Corporation today announced net new orders and financial results for the third quarter ended September 30, 2009:

Unit Activity	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(per unit)	2009	2008	2009	2008

Net new home orders	208	163	627	631
Home closings	192	184	435	520
Backlog of homes (units at end of period)	326	266	326	266
Average home selling price	$468,000	$578,000	$477,000	$565,000

*	Unit information includes joint ventures
•	Net new orders for the third quarter ended September 30, 2009 were 208 units, up 28% when compared to the same quarter in 2008. In addition, the overall cancellation rate decreased in comparison to the same quarter last year from 24% to 16%. The company’s historical average is 15%.
•	The marginal increase in home closings during the three months ended September 30, 2009 was offset by a decrease in the company’s average selling price of homes delivered to $468,000 from $578,000 during the same period last year.

Results of Operations	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(Millions, except per share amounts)	2009	2008	2009	2008

Total revenue	$99	$110	$231	$299
Housing revenue	89	107	206	288
Impairment of housing and land inventory and write-offs of option deposits	10	32	18	55
Gross margin	5	(20)	10	(18)
Impairment of investments in housing and land joint ventures	1	9	13	19
Net loss attributable to Brookfield Homes Corporation	(1)	(26)	(11)	(47)
Loss per share — diluted	$(0.22)	$(0.95)	$(0.73)	$(1.75)

•	Revenue for the three months ended September 30, 2009 totaled $99 million, compared to $110 million for the same period in 2008. The company closed land sales during the three months ended September 30, 2009, which contributed $10 million to revenues.

•	The company recorded impairments on housing and land inventory and write-offs of option deposits and impairments of investments in housing and land joint ventures during the three months ended September 30, 2009 totaling $11 million versus $41 million during the same period in 2008.
•	Net loss attributable to Brookfield Homes Corporation for the three months ended September 30, 2009 was $1 million or $0.22 per share, compared to a net loss of $26 million or $0.95 per share for the same period in 2008.
•	Cash flow from operating activities was $28 million for the three months ended September 30, 2009.
Operating Highlights and Recent Developments
•	Net New Orders and Home Closings: Net new orders for the three months ended September 30, 2009 were 208 units, an increase of 45 units when compared to the same period in 2008. The company currently sells from 29 active communities, compared to 33 for the third quarter of 2008. From these communities, the company closed 192 homes for the third quarter of 2009, an increase from the 184 homes closed for the same quarter in 2008.
•	Lots Owned and Controlled: At September 30, 2009, the company owned or controlled 26,823 lots, a net increase of 2,714 lots during the nine months ended September 30, 2009 as a result of the acquisitions in San Diego/Riverside. A summary of lots, owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Lot supply
Owned Directly	937	1,065	9,617	2,271	204	14,094
Joint Ventures	—	254	1	1,394	61	1,710
Optioned	6,182	2,032	1,500	1,305	—	11,019

Total lot supply — Sep/09	7,119	3,351	11,118	4,970	265	26,823
Geographic diversification of lots — Sep/09	27%	12%	41%	19%	1%	100%

Total lot supply — Dec/08	7,290	3,460	8,105	4,981	273	24,109
Geographic diversification of lots — Dec/08	30%	14%	34%	21%	1%	100%

Outlook
During the period ended September 30, 2009, selling communities have seen an increase in traffic as homebuyers take advantage of improved affordability, with continued low interest rates, declining home prices and government stimulus programs. The North American homebuilding industry continues to face a number of challenges with home foreclosures and tight credit standards continuing to have an effect on inventory and new home sale rates and prices. However, homebuyer confidence has improved as they appear to recognize that home prices have begun to stabilize. Despite the challenging conditions still faced by the homebuilding markets, the company believes the risk is mitigated by its assets, which are largely located in geographic areas with a constrained supply of lots and which have demonstrated strong economic characteristics over the long term.
Entering 2009, a number of uncertainties and challenges were faced; however, the company met these challenges and continues to focus on creating long-term value for our shareholders. During 2009, the following was achieved to date:
•	Strengthened the balance sheet with the completion of the $250 million rights offering to stockholders in the second quarter of 2009.

•	Increased the lots controlled in certain strategic market areas where the company has developed a strong reputation and relationships within the community. The company acquired 1,800 lots during the first quarter of 2009 and 1,412 lots during the second quarter of 2009, both through foreclosure sales.
•	Entitled or advanced the entitlement of lots which also provide visibility on future cash flows. The goal is to entitle 1,500 lots during 2009 and 2010.
The company is on target to generate approximately $90 million of operating cash flow in 2009. Brookfield Homes Corporation plans to utilize this capital to continue to reduce its debt. During the nine months ended September 30, 2009, $69 million of operating cash flow was generated, and used to reduce overall borrowings, bringing our debt to total capitalization ratio down to 46%.
* * * * * * * * * * * * *
Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 27,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel:       858-481-2567
Email:   lnorthwood@brookfieldhomes.com
* * * * * * * * * * * * *
Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, visibility on future cash flows, expected investment in land development, targeted 2009 operating cash flow and planned use of capital, the entitlement of lots (and the timing thereof), the company’s future outlook and growth plans including lots controlled, and those statements preceded by, followed by, or that include the words “believe,” “planned,” “anticipate,” “should,” “goals,” “expected,” “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	Sept. 30		Sept. 30
(thousands, except per share amounts) (unaudited)	2009	2008	2009	2008

Revenue
Housing	$88,402	$106,378	$205,814	$288,019
Land	10,141	3,312	25,009	11,123

Total revenue	98,543	109,690	230,823	299,142
Direct cost of sales
Housing	(75,767)	(94,965)	(182,657)	(252,511)
Land	(8,579)	(2,536)	(20,801)	(9,634)
Impairment of housing and land inventory and write-off of option deposits	(9,580)	(31,787)	(17,738)	(54,588)

	4,617	(19,598)	9,627	(17,591)
Selling, general and administrative expense	(11,504)	(15,924)	(36,778)	(47,616)
(Loss) / equity in earnings from housing and land joint ventures	(535)	(41)	1,593	2,383
Impairment of investments in housing and joint ventures	(1,268)	(8,525)	(12,886)	(18,525)
Other (expense) / income	(1,035)	(699)	9,915	(1,116)

Loss before income taxes	(9,725)	(44,787)	(28,529)	(82,465)
Income tax recovery	6,169	15,502	12,373	28,563

Net loss	$(3,556)	$(29,285)	$(16,156)	$(53,902)
Less net loss attributable to noncontrolling interest and other interests in consolidated subsidiaries	2,646	3,994	5,124	7,300

Net loss attributable to Brookfield Homes Corporation	$(910)	$(25,291)	$(11,032)	$(46,602)

Loss per share
Basic	$(0.22)	$(0.95)	$(0.73)	$(1.75)
Diluted	$(0.22)	$(0.95)	$(0.73)	$(1.75)

Weighted average common shares outstanding
Basic	26,777	26,663	26,770	26,663
Diluted	26,777	26,663	26,770	26,663

Brookfield Homes Corporation
Condensed Balance Sheets

	As at Sept. 30	As at Dec. 31
(thousands) (unaudited)	2009	2008

Assets
Housing and land inventory	$911,870	$946,875
Investments in housing and land joint ventures	104,863	105,261
Consolidated land inventory not owned	3,328	3,328
Receivables and other assets	33,564	92,333
Restricted cash	7,483	—
Cash and cash equivalents	—	—
Deferred income taxes	68,994	59,438

	$1,130,102	$1,207,235

Liabilities and Stockholders’ Equity
Project specific financings	$315,304	$433,580
Revolving and other financings	156,000	314,977

Total financings	471,304	748,557
Accounts payable and other liabilities	112,011	146,320

Total liabilities	583,315	894,877
Other interests in consolidated subsidiaries	48,861	49,839
Stockholders’ equity	497,926	262,519

	$1,130,102	$1,207,235